Exhibit 3.47

FILED
the office of the Secretary of State of the State of California

NOV 18 1994

1916828

ARTICLES OF INCORPORATION

OF

KIMBALL HILL HOMES CALIFORNIA, INC.
/s/ Tony Miller
Acting Secretary of State

I

The name of this corporation is KIMBALL HILL HOMES CALIFORNIA, INC.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporation Code.

III

The name in the State of California of this corporation’s initial agent for service of process is:

CT Corporation System

IV

This corporation is authorized to issue only one class of shares or stock, and the total number of shares which this corporation is authorized to issue is one thousand (1,000). No shareholder shall have any preemptive right to acquire any additional shares or securities that may be issued at any time by this corporation.

Dated: November 18, 1994	/s/ Wylie P. Cashman
Wylie P. Cashman, Incorporator

I hereby declare that I am the person who executed the foregoing ARTICLES OF INCORPORATION, which execution is my act and deed.

Dated: November 18, 1994	/s/ Wylie P. Cashman
Wylie P. Cashman, Incorporator

[SEAL]